Exhibit 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)
FARO Technologies, Inc.
(Exact name of registrant as specified in its charter)
______________________
Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	750,000(2)	$31.93(3)	$23,947,500	$92.70 per $1,000,000	$2,219.93
Total Offering Amounts					$23,947,500		—
Total Fee Offsets							—
Net Fee Due							$2,219.93

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2022 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Represents shares of Common Stock available for future issuance under the 2022 Plan.
(3)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $31.93 per share, which represents the average of the high and low selling prices per share of the Registrant’s common stock on July 28, 2022 as reported by The Nasdaq Global Select Market.